UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2002

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-22609		84-1339282
(Commission File Number)		(IRS Employer Identification No.)
1801 California Street	Denver, Colorado	80202
(Address of principal executive offices)		(Zip code)

303-992-1400
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES
EXHIBIT INDEX
EX-99.1 Consolidated Statements of Operations
EX-99.2 Consolidated Balance Sheets
EX-99.3 Consolidated Statements of Cash Flows

ITEM 5. OTHER EVENTS

     Qwest Communications International Inc. (“Qwest” or “we” or “us” or “our” or “the Company”) has announced that it will be restating its financial statements for 2001 and 2000. Because the restatement is not complete, we will not be in a position to timely file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. We will file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 when (1) our restatement is complete (2) our auditors, KPMG LLP (“KPMG”), have completed a re-audit of the relevant periods, and (3) our chief executive officer and chief financial officer are able to make the certifications required by Section 302 of the Sarbanes-Oxley Act. We cannot state with certainty when these events will be completed. As a result, we are providing this Current Report on Form 8-K that contains certain financial disclosure including discussions about the expected restatement of our results, results of operations for the three and nine months ended September 30, 2002, liquidity and capital resources, an update on the status of our impairment charges, certain commitments and contingencies and an update on regulatory matters. We have not provided any of the exhibits required by the United States Securities and Exchange Commission (“SEC”) rules for the Form 10-Q and will file those at the time we file our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2002.

     Qwest Corporation. Qwest Corporation is a reporting company under the Securities Exchange Act of 1934 as a result of having various series of debt securities registered under the Securities Act of 1933. As a result of our ongoing analyses, Qwest Corporation has found that our disclosed prior misapplications of, or changes in, accounting policies require adjustment to the Qwest Corporation financial statements. However, until KPMG completes its re-audit of the financial statements of prior years, and the related interim reviews, our chief executive officer and chief financial officer will be unable to make the certifications required by Section 302 of the Sarbanes-Oxley Act. We will file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 when (1) our restatement is complete (2) KPMG has completed a re-audit of the relevant periods, and (3) our chief executive officer and chief financial officer are able to make the certifications required by Section 302 of the Sarbanes-Oxley Act. We cannot state with certainty when these events will be completed.

     This Current Report on Form 8-K is not a substitute for the disclosures required by Form 10-Q. At this time we are unable to specify the ultimate effect of the revenue and cost adjustments in any period identified in this Current Report on Form 8-K. As a result of our announcements regarding our expected restatement, we caution that our historical financial statements for the first nine months of 2002 and for the years of 2001 and 2000 should not be relied on.

     As previously disclosed, we remain under investigation by the SEC and the United States Department of Justice (“DOJ”). We continue to cooperate with these investigations.

RESTATEMENT OF RESULTS

     On July 28, 2002, September 22, 2002, and October 28, 2002 we issued press releases that were included in filings on Form 8-K which provided our investors with updates on the status of investigations by regulatory agencies, our internal review, and the audits and reviews by KPMG. As of the date of this report, the following tables illustrate the estimated adjustments to revenue and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA” — see the “Defined Term” section that follows) for the years ended December 31, 2001 and 2000, resulting from adjustments to be made to our financial statements based upon our internal review. The adjustments are subject to audit by KPMG and accordingly, we can give no assurance that such aggregate adjustments are final, nor that all such aggregate adjustments necessary to present our financial statements in accordance with generally accepted accounting principles (“GAAP”) have been identified.

ESTIMATED ADJUSTMENTS FOR SIGNIFICANT RESTATEMENT MATTERS

	For the Year Ended
	December 31,

(Dollars in millions)	2001	2000	Total

	(Decrease)
Aggregate revenue adjustments previously disclosed	$(1,159)	$(698)	$(1,857)
Additional revenue adjustments identified	—	—	—

Total estimated impact on reported revenue, net	$(1,159)	$(698)	$(1,857)

	For the Year Ended
	December 31,

(Dollars in millions)	2001	2000	Total

	(Decrease)
Aggregate Adjusted EBITDA adjustments previously disclosed	$(789)	$(415)	$(1,204)
Additional Adjusted EBITDA adjustments identified	(255)	(103)	(358)

Total estimated impact on reported Adjusted EBITDA, net	$(1,044)	$(518)	$(1,562)

Items Included in Aggregate Adjustments Previously Disclosed

     Contemporaneous and Cash Sales of Optical Capacity Assets. As of the date of this Current Report on Form 8-K, we have completed our analysis of policies and practices related to revenue recognition for optical capacity asset sales for the years 2001 and 2000 and concluded that the policies and practices related to revenue recognition for these years do not support the original accounting treatment. The optical capacity asset adjustments included in the above table are required to reverse the recognition of revenue and costs with respect to such transactions.

     The optical capacity asset transactions included in the above table were recorded in periods following the merger of Qwest and
U S WEST, Inc. (“U S WEST”) on June 30, 2000 (the “Merger”). Approximately $1.48 billion in total revenue was recognized in these periods from all sales of optical capacity assets (commonly known as indefeasible rights of use, or “IRU”) transactions and is comprised of the $950 million from exchanges of optical capacity assets and the $531 million from sales of optical capacity assets for cash. We will reverse the $950 million in revenues and associated costs related to the exchange transactions. We will record an adjustment to reduce the related property, plant and equipment balances to affect the exchange transactions at the carrying amount of the assets surrendered in the exchange. In addition, as a part of our restatement, we will treat sales of optical capacity assets for cash as operating leases and recognize the $531 million of revenue previously recognized on such sales in 2001 and 2000 over the life of the underlying agreements.

     Of the $531 million of revenue that will be deferred for sales of optical capacity assets for cash, $331 million and $200 million of sales of optical capacity assets were recognized in 2001 and 2000, respectively. The company historically accounted for sales of optical capacity assets for cash based on accounting policies approved by its previous auditor, Arthur Andersen LLP.

     Of the approximate $1.48 billion in total revenue, $1.016 billion and $464 million were recognized in 2001 and 2000, respectively. These represented 5.2% and 2.8% of total reported revenue in 2001 and 2000, respectively. We recognized $490 million and $231 million of gross margin from optical capacity asset transactions in 2001 and 2000, respectively, which represented 6.7% and 3.3% of total reported Adjusted EBITDA in 2001 and 2000, respectively. The amounts for 2000 represent only those transactions entered into after the Merger and the percentages are based upon the full year results as reported in our Annual Report on Form 10-K.

     The restatements and adjustments of revenues described above do not include revenues reported by Qwest with respect to optical capacity asset transactions before the Merger. Qwest generally applied these same accounting policies and practices with respect to these IRU transactions. The total revenue recognized in optical capacity asset transactions in 1999 and 2000 prior to the Merger is approximately $1.32 billion. The revenue recognized from pre-Merger optical capacity asset transactions is not reflected in our financial statements since U S WEST was deemed the accounting acquirer in the Merger. As KPMG has not yet completed their re-audits of prior periods, we can give no assurance that additional adjustments won’t be necessary. Further, such adjustments may affect periods prior to the Merger, which may require adjustments to the purchase price allocation.

Non Recurring Sales of IP and Other Equipment to Certain Customers.

     KMC — We sold equipment to KMC during 2001. At or about the same time as selling equipment in 2001 to KMC, we entered into unconditional commitments to purchase facilities management services from KMC. Adjustments for the two 2001 KMC transactions were made because of our determination that the profit in these transactions was incorrectly recognized up-front and should have been deferred and amortized over the remaining terms of the facilities management contracts. This was due to our determination that there was no practical manner by which to separate the terms of the equipment sale and facilities management contract. These transactions were adjusted during the fourth quarter of 2001 to reflect the proper accounting. In our planned restatement we will make the required adjustments to the appropriate interim periods.

     Calpoint LLC (“Calpoint”) — As we previously disclosed in our Annual Report on Form 10-K for 2001, during 2001, Qwest contracted to sell equipment to Calpoint. At the time of the transaction, Qwest was not an authorized distributor of the equipment sold to Calpoint. However, because of its buying-power Qwest was able to obtain a significant discount from the manufacturer acting on behalf of Calpoint. Because Qwest acted as an agent rather than a principal in this transaction, the proceeds received from Calpoint in excess of the purchase price of the equipment were deferred and no revenues were recognized on the sales transaction.

     Commercial Customer — We recorded revenue of $111 million and Adjusted EBITDA of $77 million from a transaction involving the sale of equipment and related services to a commercial customer, in the third quarter of 2000. When we determined in early 2002 that there had been an inappropriate separation of the sale of equipment from the provision of services to the customer, we adjusted for the recognition of the revenue in the fourth quarter of 2001 and commenced recognizing the revenue over the remaining life of the five-year services agreement. In our planned restatement we will make the required adjustments to the appropriate periods.

     Qwest Dex, Inc. (“Dex”). We have analyzed certain accounting policies and practices and determined that we will apply the deferral and amortization method of accounting to the Dex directories business. We believe, based upon consultation with KPMG and comments received from the SEC staff, that this method better reflects the earnings process and the fulfillment of our obligations under contracts with our customers.

     Our restated financial statements will reflect directory services results based on the deferral and amortization method and not the point of publication method of accounting. The change in accounting method for the publishing of our directories from the point of publication method to the deferral and amortization method will result in reductions in revenue, Adjusted EBITDA, and net income in 2001 and 2000. The greatest impact is expected in 2001, where we expect to reduce revenue and Adjusted EBITDA by approximately $80 million (or 5.0% of reported directory services revenues). As a result of the elimination of seasonality that had arisen through the application of the point of publication method, both revenue and Adjusted EBITDA are expected to increase during the nine-month periods ended September 30, 2002 and September 30, 2001. In addition, we believe this method will eliminate the need to make any further adjustment for the changes in the production schedules and lives of some of our directories in 2001 and 2000.

     On August 20, 2002, we announced the agreement to sell our directory publishing business. As such, the results for Dex are presented in the accompanying financial statements as a discontinued operation. Please see the “Discontinued Operations and Assets Held-for-Sale” section that follows for more information.

     Wireless Division. We previously announced that we will be adjusting revenue of $45 million and $62 million, recorded in 2001 and 2000, respectively, in our wireless division to properly recognize the impact of certain promotional campaigns, involving complementary equipment and minutes-of-use packages. We expect that this will result in a decrease in revenue and Adjusted EBITDA in the restated 2001 and 2000 financial statements.

     Telecommunications Services. During 2001 and 2000, we received services from third party telecommunications providers and paid such providers, but did not properly record the cost associated with such services. We expect that this will result in a decrease of $161 million and $10 million in Adjusted EBITDA in the restated 2001 and 2000 financial statements, respectively.

Items Included in Additional Adjustments Identified

     Design Services Costs. During 2001 and 2000, we changed our accounting policy to begin capitalization of certain costs, which were associated with designing, deploying and testing facilities, however some of those were determined to be inappropriately capitalized. We expect that this will result in a decrease of $97 million and $103 million in Adjusted EBITDA in the restated 2001 and 2000 financial statements, respectively.

     Deferred Commissions. During 2001, we changed our accounting practice for recording up-front commissions paid to internal and external agents, related to contract sales to business customers. We began deferring the expense over the term of the revenue stream of the related contracts. We have since determined that such costs should have been expensed as incurred. Accordingly, we will adjust our financial statements to expense such costs, which were deferred in previous periods. We expect that this will result in a decrease of $158 million in Adjusted EBITDA in the restated 2001 financial statements.

Other Matters

     Internal Controls and Re-Audits. In June 2002, Qwest’s Board of Directors, in conjunction with management, initiated a review of our internal control processes. We have subsequently completed the initial stages of this review and expect to be completed with the entire review by the end of 2002. Once we complete our analyses of other accounting policies and practices and our review of internal controls, we expect further adjustments may be required relating to prior periods. When we complete our analyses and KPMG completes its re-audits, we will restate our financial statements for prior periods. The periods covered will include 2002, 2001 and 2000.

     Some amounts, previously disclosed in relation to matters discussed above, have been updated since their original disclosure, and all amounts are subject to further changes. We reiterate that the adjustments to our financial statements discussed above are subject to audit by KPMG and accordingly, we can give no assurance that such aggregate adjustments are final, nor that all such aggregate adjustments necessary to present our financial statements in accordance with GAAP have been identified.

Defined Term

     “Adjusted EBITDA” excludes non-recurring and non-operating items, which for the relevant periods may include restructuring, Merger-related and other charges, asset impairments, a depreciation adjustment for access lines returned to service, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, activity of or gains (losses) on discontinued operations and gains (losses) on the early retirements of debt. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Our definition of Adjusted EBITDA is not necessarily comparable with Adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in our debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the Company’s operations. Adjusted EBITDA was $1.013 billion and $3.027 billion for the three and nine months ended September 30, 2002, respectively. The covenant under our credit facility requires a comparison of debt to consolidated EBITDA (“Consolidated EBITDA” — as defined in the “Liquidity and Capital Resources” section under “Financing Activities”) for the most recent four quarters. Consolidated EBITDA was $1.207 billion and $3.921 billion for the three and nine months ended September 30, 2002, respectively. On this basis, as of September 30, 2002 the total Adjusted EBITDA for the four quarters ended September 30, 2002 is 22.6% lower than the number calculated by us for the same period under the credit facility definition. Substantially all of the difference in the calculation is related to the results of our discontinued operations, which are included in the calculation of Consolidated EBITDA under our credit facility, but excluded from our calculation of Adjusted EBITDA for reporting purposes.

UPDATE ON IMPAIRMENT CHARGES

     Goodwill Impairment. In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets (excluding goodwill) acquired outside of a business combination will be initially recorded at their estimated fair value. If the intangible asset has a finite useful life, it will be amortized over that life. Intangible assets with an indefinite life are not amortized. Both types of intangible assets will be reviewed annually for impairment and a loss recorded when the asset’s carrying value exceeds its estimated fair value. The impairment test for intangible assets consists of comparing the fair value of the intangible asset to its carrying value. Fair value for goodwill and intangible assets is determined based upon discounted cash flows and appraised values. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized. Goodwill will be treated similar to an intangible asset with an indefinite life. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. As required, we adopted SFAS No. 142 effective January 1, 2002.

     We completed both steps 1 and 2 of the transitional goodwill impairment test with respect to our adoption of SFAS No. 142. We announced that we expect to report a goodwill impairment charge of approximately $24 billion as of January 1, 2002, the effective date of the standard. We expect an annual reduction of goodwill amortization expense of approximately $900 million as a result of not amortizing our goodwill. Because goodwill amortization expense is not deductible for tax purposes, the impact on net income should be an increase of approximately $900 million. Additionally, as required by SFAS No. 142, we will continue to monitor factors such as the business conditions in the telecommunications industry and our market capitalization during the remainder of 2002. Those factors, among others, will require us to perform another goodwill impairment test in 2002, which, may result in an additional impairment of our remaining $6 billion of goodwill.

     Network & Related Asset Impairments. During the second quarter of 2002, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we began an evaluation of the recoverability of the long-lived assets of our traditional telephone network, global fiber optic broadband network and related assets. We undertook this analysis due to recurring operating losses, a downward revision in April 2002 of our expected future results and the general deterioration of the telecommunications market.

     We have completed our evaluation of the recoverability of the long-lived assets of our traditional telephone network, global fiber optic broadband network, and related assets. We expect to record an approximately $8.1 billion impairment charge in our restated financial statements for the second quarter of 2002 to write-down these assets. An approximately $2.7 billion reduction in the carrying value of intangible assets related to customer lists and product technology associated with our interexchange carrier business will also be made for a total asset impairment charge of approximately $10.8 billion. These write-downs, which will be reflected in our Quarterly Report on Form 10-Q for the second quarter of 2002, the period in which the impairment occurred, will reduce operating income in the restated second quarter of 2002 and is expected to decrease annual depreciation expense by an additional approximately $1.4 billion.

     Impact on Stockholders’ Equity. The balance sheets included in this Current Report on Form 8-K, at Exhibit 99.2, are subject to material adjustment as a result of the pending restatement of our financial statements, and asset impairment charges that we plan to record in our restated financial statements for the second quarter of 2002. The aggregate expected reductions in total stockholders' equity as of September 30, 2002 and December 31, 2001 will be approximately $31 billion and $1 billion, respectively, and are subject to further changes. These reductions will eliminate substantially all, if not all, of our stockholders’ equity.

DISCONTINUED OPERATIONS AND ASSETS HELD-FOR-SALE

     During the second quarter of 2002, we began actively pursuing the sale of our directories business. On November 8, 2002, we completed the first stage of the sale of the directory publishing business of Dex to a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (the “Dex Sale”). The purchase price for the first stage of the Dex Sale, which involved the sale of Dex operations in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the in the metropolitan area of El Paso, Texas (the “Dex East Business”) was approximately $2.75 billion and was paid in cash. The second stage of the Dex Sale, which will involve the sale of Dex operations in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West Business”), is for approximately $4.3 billion, subject to adjustment relating to the working capital of the Dex West Business. The purchase price is payable predominately in cash, but up to $300 million may be paid with either subordinated notes or preferred stock of a new entity formed by the buyer. The second stage of the Dex Sale is subject to customary closing conditions, including the consummation of the debt financings pursuant to which the buyer intends to fund its purchases of the Dex West Business, receipt by the buyer of commitments for additional equity contributions of approximately $40 million to $220 million (depending on the terms of the financing), and the receipt of certain consents and state regulatory approvals (without the imposition of regulatory costs above a certain threshold). The second stage is expected to close in 2003. If we are unable to close the sale of the Dex West Business under the current agreement, or if we are required to make additional capital expenditures or make other modifications to the structure of the transaction, such event could materially adversely affect our ability to sell the assets subject to the second stage sale in the near term or on as favorable terms. In such event, there is a substantial risk that our liquidity would be insufficient for us to meet our debt service obligations in 2004, and we would have to seek other sources of financing in the near future. We make no assurances that we will be able to complete the sale of the Dex West Business.

     On November 4, 2002, lead plaintiffs in the consolidated securities action against Qwest and others pending in the federal district court in Colorado (described in the “Contingencies” section below) filed a motion for a temporary restraining order and preliminary injunction seeking to enjoin the sale of the Dex East Business or, in the alternative, to place the proceeds of such sale in a constructive trust for the benefit of the plaintiffs. On November 7, 2002, the court denied the motion for the temporary restraining order. Lead plaintiffs have indicated that, nevertheless, they plan to pursue their motion for preliminary injunction.

     Both stages of the Dex business represent components of the same entity and are accounted for as discontinued operations under Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the results of their operations have been classified as discontinued operations in the statement of operations for all periods presented. For business segment reporting purposes, the Dex business results were previously classified in the “Directory Services” segment in 2002 and 2001.

     On August 1, 2002 we signed an agreement to transfer to a third party, all of the application service provider (“ASP”) assets of Qwest CyberSolutions LLC (“QCS”), a subsidiary of Qwest, in order to exit our non-strategic ASP business. We completed the sale of our ASP assets in September 2002 and incurred a loss on the sale of approximately $13 million. The book value of the net assets sold (total assets less total liabilities) was approximately $8 million on the sale date. The loss on disposal was included in selling, general and administrative expenses on the statement of operations for the three and nine months ended September 30, 2002. The results of operations of QCS are reported as discontinued operations in the statement of operations for all periods presented.

     During the second quarter of 2002, we adopted plans to exit our non-strategic analog cable and satellite video resale businesses by the end of 2002. In connection with the discontinuance of these businesses, we incurred a charge of $2.2 million, net of income tax benefits of $1.4 million, for the nine months ended September 30, 2002, related to the disposition of the satellite video resale assets.

     Assets Held-for-Sale. During the second quarter of 2002, we adopted a plan to exit certain real estate facilities by the end of 2002 in order to consolidate operations. These facilities included three Web hosting centers (“CyberCenters”) that were not yet constructed for use. In connection with the exit of these facilities, we incurred charges of $844 thousand and $58 million, net of related tax benefits of $535 thousand and $37 million, for the three and nine months ended September 30, 2002, respectively. These changes were related to the write-down of the assets to fair value less cost to sell in accordance with SFAS No. 144. The carrying amounts of the assets were approximately $11 million and zero at September 30, 2002 and December 31, 2001, respectively. The facilities were leased under operating leases in 2001. The impairment charges were included in selling, general and administrative expenses on the statement of operations for the three and nine months ended September 30, 2002.

Total revenues and net income (loss) from the discontinued operations are as follows:

	Three Months		Nine Months
(Dollars in millions)	Ended September 30,		Ended September 30,

	2002	2001	2002	2001

Dex
Total revenues	$366	$370	$1,058	$1,057

Pretax income from discontinued operations	$217	$240	$628	$629
Income tax expense	(84)	(93)	(243)	(243)

Net income from discontinued operations	$133	$147	$385	$386

QCS
Total revenues	$13	$19	$44	$66

Pretax loss from discontinued operations	$(32)	$(11)	$(53)	$(33)
Income tax benefit	12	4	20	13

Net loss from discontinued operations	$(20)	$(7)	$(33)	$(20)

Analog cable and satellite video resale business
Total revenues	$3	$4	$10	$9

Pretax loss from discontinued operations	$(1)	$—	$(5)	$(1)
Income tax benefit (provision)	1	—	2	(1)

Net loss from discontinued operations	$—	$—	$(3)	$(2)

Total net income from discontinued operations	$113	$140	$349	$364

Assets and liabilities of the discontinued operations and assets held-for-sale were as follows:

	September 30,	December 31,
(Dollars in millions)	2002	2001

Dex
Receivables	$677	$777
Deferred directory costs	61	55
Other current assets	3	7

Total current assets	741	839
Property, plant and equipment, net	26	37
Intangible and other assets	33	25

Total assets	800	901
Accounts payable	(36)	(40)
Accrued expenses and other current liabilities	(122)	(26)
Employee benefit obligations	(30)	(30)

Net assets of discontinued operations	$612	$805

Analog cable and satellite video resale business
Total current assets	$6	$5
Property, plant and equipment, net	3	8

Total assets	9	13
Accrued expenses and other current liabilities	(3)	(2)

Net assets of discontinued operations	$6	$11

Real estate assets held-for-sale
Property, plant and equipment, net	$11	$—

Total real estate assets held-for-sale	$11	$—

Total assets and total liabilities held-for-sale
Total assets held for sale	$820	$914

Total liabilities held for sale	$(191)	$(98)

RESTRUCTURING AND OTHER CHARGES

	January 1,			September 30,
	2002			2002
(Dollars in millions)	Balance	Provision	Utilization	Balance

2001 Plan:
Severance and employee- related charges	$300	$(73)	$(200)	$27
CyberCenter sublease losses and leasehold write-offs	110	(69)	(17)	24
Contractual settlements and legal contingencies	127	(47)	(25)	55
Other charges	4	—	—	4

Total 2001 plan	$541	$(189)	$(242)	$110

2002 Plan:
Severance and employee- related charges	$—	$28	$—	$28
CyberCenter sublease losses and leasehold write-offs	—	193	(6)	187
Contractual settlements and legal contingencies	—	18	—	18

Total 2002 plan	$—	$239	$(6)	$233

Other non-plan charges	$—	$67	$(36)	$31

Total restructuring charge	$541	$117	$(284)	$374

     We recorded restructuring and other charges totaling $117 million during the nine months ended September 30, 2002. This amount includes $239 million in charges for a new plan approved in September 2002, less reversals totaling $189 million related to a plan approved in the fourth quarter of 2001. The charges recorded in 2002 also include $67 million for severance and employee related costs incurred in connection with a reduction of employees that was not the result of a formal restructuring plan.

     As described in Note 13 to the consolidated financial statements in our 2001 Annual Report on Form 10-K, we recorded a restructuring charge of $749 million during the fourth quarter of 2001 to cover costs associated with a plan to reduce current employee levels, consolidate and sublease facilities and abandon certain capital projects, terminate certain operating leases and recognize certain asset impairments. At December 31, 2001, the balance of the accrued liability for these restructuring actions was $541 million.

During the nine months ended September 30, 2002, we incurred costs totaling $242 million associated with the 2001 restructuring plan. Also, we recorded $189 million in reversals, which reduced the previously recorded liability as a result of unanticipated market conditions and other factors that impacted our ability to execute our restructuring plan as we originally intended, within the anticipated time frames. As a result of these 2002 charges and reversals, the liability for the 2001 restructuring plan had a remaining balance of $110 million at September 30, 2002.

REVIEW OF THIRD QUARTER FINANCIAL STATEMENTS

     KPMG has informed us that due to the identification of the adjustments that we believe we are required to make in our financial statements, the ongoing analyses by us and KPMG of our accounting policies and practices, analyses of our internal controls and the inability of our chief executive officer and chief financial officer to make the assertions required under Section 302 of the Sarbanes-Oxley Act, KPMG is not able to complete, as of the date of this Current Report on Form 8-K, all the procedures necessary to finalize its review of the financial statements to be included in the third quarter of 2002 Quarterly Report on Form 10-Q required by the regulations under the federal securities laws. When we file our Quarterly Report on Form 10-Q for the third quarter of 2002, we expect KPMG will have completed their review.

RESULTS OF OPERATIONS

Please refer to Exhibits 99.1, 99.2 and 99.3 attached to this Current Report on Form 8-K for our financial statements related to the discussion below.

Revenues

     Overview. We generate revenue from a variety of services and products. Business and consumer services revenues are derived principally from voice services such as basic monthly fees for telephone service, fees for calling services such as voice messaging and Caller ID, special access revenues from end-users buying local exchange capacity to support their private networks and inter- and intraLATA (local access and transport area) long-distance services. Also included in business and consumer services revenues are retail services such as Internet protocol (“IP”) (which includes, among other things, digital subscriber line (“DSL”), dedicated Internet access (“DIA”), virtual private networks (“VPN”), dial-up Internet access and professional services), other data services (including, among other things, traditional private lines, frame relay, integrated services digital network (“ISDN”) and asynchronous transfer mode (“ATM”)), optical capacity asset and IP equipment sales and wireless products and services. In addition, business services revenues includes payphone services and operator services. Wholesale services revenues include network transport, switching and billing services provided within our local service area (Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming) to interexchange carriers (“IXCs”), competitive local exchange carriers (“CLECs”) and wireless carriers. An IXC is a telecommunications company that provides long-distance services to end-users by handling calls that are made from a phone exchange in one LATA to an exchange in another LATA. CLECs are communications companies certified by a state Public Utility Commission or similar agency that provide local exchange services within a LATA, including LATAs within our local service area. Wholesale services revenues also include products and services such as voice, IP, data and optical capacity asset and IP equipment sales. Network services revenues are derived primarily from the leasing of telephone poles. Other revenues include sub-lease rentals and other miscellaneous revenue items.

     Total operating revenues for the three and nine months ended September 30, 2002 were $3.797 billion and $11.755 billion, respectively. Total operating revenues for the three and nine months ended September 30, 2001 were $4.374 billion and $13.907 billion, respectively. The following table quantifies the major products and services categories that contributed to these changes.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in millions)			Increase/			Increase/
Description	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & certain IP equipment sales	$—	$133	$(133)	$—	$1,281	$(1,281)
Local voice revenues	2,108	2,317	(209)	6,446	6,995	(549)
Long-distance voice revenues	521	632	(111)	1,644	1,906	(262)
Data and IP products and services revenues	932	1,030	(98)	2,915	2,992	(77)
Wireless products and services revenues	179	203	(24)	559	536	23
Other	57	59	(2)	191	197	(6)

	$3,797	$4,374	$(577)	$11,755	$13,907	$(2,152)

     Optical capacity asset and certain IP equipment sales decreased as, in the case of IRUs, customers shifted away from network asset purchases to arrangements that would better satisfy their short-term needs and, in the case of certain IP equipment sales, one of our significant providers of services for our Internet dial platform substantially completed its network.

     Total local voice revenues were impacted by a decline of approximately 764,000 (4.3%) in total access lines in use (including business and consumer access lines) from the end of the third quarter of 2001 to the end of the third quarter of 2002. Also, total long-distance interLATA and intraLATA voice (“long-distance”) revenues declined primarily as a result of a decrease in minutes of use for the three and nine months ended September 30, 2002, versus the three and nine months ended September 30, 2001. Both the local voice revenue and long-distance revenue decreases were also significantly impacted by continued weakness in the telecommunications industry, the continued economic downturn, especially in our local service area, and competitive pressures from other telecommunications services providers in our local service area and nationally. Finally, part of our revenue decline in 2002 is attributable to our strategic decision to de-emphasize certain low-margin products (such as wholesale international long-distance services, consumer long-distance services outside our local service area, certain customer premise equipment products and professional services). This de-emphasis on low margin products should have the impact of increasing our profit margin while initially resulting in reduced revenues.

     Data and IP products and services decreased $98 million for the third quarter of 2002 versus the third quarter of 2001. The decline was attributable to a $105 million decline in ISDN and private line data services, a $42 million decline in telephone equipment and other data customer premise equipment (“CPE”) sales, and a $24 million reduction in professional IP services occurring as the result of reduced demand caused by economic conditions and our elimination of certain lower margin products. Partially offsetting these decreases was an increase of $52 million in sales of certain data and IP products and services such as DSL, DIA, dial-up Internet access and VPN and a $21 million increase caused by increases in other data and IP products and services that individually were immaterial.

     For the nine months ended September 30, 2002 versus the nine months ended September 30, 2001, we experienced a decrease in data and IP revenues of $77 million. The decline was attributable to $111 million decline in ISDN and private line data services, a $114 million decline in telephone equipment and other data CPE sales, and a $29 million reduction in professional IP services, occurring as the result of reduced demand caused by economic conditions and our elimination of certain lower margin products. An additional decline of $11 million resulted from other data and IP products and services that were individually immaterial. Partially offsetting these decreases was an increase of $188 million in sales of certain data and IP products and services such as DSL, DIA, dial-up Internet access and VPN.

     The number of our DSL customers grew to approximately 525,000 during the third quarter of 2002, up 29% over the comparable quarter of 2001. Even with the decline in sales period over period, our data and IP products and services continued to increase as a percentage of our total revenues (excluding optical capacity asset and certain IP equipment sales of which there were none involving up-front revenue recognition in 2002), going from 21.5% for the nine months ended September 30, 2001 to 24.8% for the same period in 2002. This is primarily due to the overall decrease in recurring voice revenues and an increase in data and IP products and services revenues.

     Wireless products and services revenues grew as a result of adding approximately 13,000 wireless customers since the third quarter of 2001. Our monthly revenue per customer decreased from approximately $55.00 in the third quarter of 2001 to approximately $47.00 for the third quarter of 2002. The monthly revenue per customer decline from the third quarter of 2001 reflects the changes in some of our calling plans to include higher amounts of minutes at the same rates in response to competitive pressures, resulting in a reduction in per minute revenue for minutes in excess of the plans. We have also made a strategic decision to focus on our margins and cash flows in our wireless business through continued emphasis of our combined wireless and wireline service offerings. Although total revenue may decrease, our margins are expected to improve as a result of this decision. Revenues from these combined service offerings are reflected in our consumer services revenues. Within that category, however, we have shifted the revenue from our wireless products and services revenue figures to local voice revenues.

     Below is a table that presents our operating revenues by the various revenue line items on our condensed consolidated statements of operations. Historically, Dex has been presented as one of our business segments. However, due to the impending sale of Dex all revenues and cost of sales related to Dex have been excluded from continuing operations and have been aggregated in discontinued operations. See further discussion of Dex above in the “Discontinued Operations and Assets Held-for-Sale” section.

	Three Months Ended September 30,

(Dollars in millions)	2002	% of Total	2001	% of Total	Increase/(Decrease)

Business services	$1,481	39.0%	$1,567	35.8%	$(86)	(5.5%)
Consumer services	1,387	36.6%	1,528	34.9%	(141)	(9.2%)
Wholesale services	905	23.8%	1,268	29.0%	(363)	(28.6%)
Network services and other revenues	24	0.6%	11	0.3%	13	118.2%

Total operating revenues	$3,797	100.0%	$4,374	100.0%	$(577)	(13.2%)

	Nine Months Ended September 30,

(Dollars in millions)	2002	% of Total	2001	% of Total	Increase/(Decrease)

Business services	$4,569	38.9%	$5,001	36.0%	$(432)	(8.6%)
Consumer services	4,203	35.8%	4,431	31.9%	(228)	(5.1%)
Wholesale services	2,920	24.8%	4,415	31.7%	(1,495)	(33.9%)
Network services and other revenues	63	0.5%	60	0.4%	3	5.0%

Total operating revenues	$11,755	100.0%	$13,907	100.0%	$(2,152)	(15.5%)

     The following table shows a breakdown of revenues by categories of our major products and services for the three primary revenue line items.

	Business Services			Consumer Services			Wholesale Services

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30,			September 30,			September 30,
(Dollars in millions)			Increase/			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & certain IP equipment sales	$—	$—	$—	$—	$—	$—	$—	$133	$(133)
Data and IP products and services revenues	549	544	5	46	54	(8)	339	430	(91)
Long-distance voice revenues	226	244	(18)	77	142	(65)	218	248	(30)
Local voice revenues	671	741	(70)	1,093	1,145	(52)	343	430	(87)
Wireless products and services revenues	20	26	(6)	159	176	(17)	—	—	—
Other	15	12	3	12	11	1	5	27	(22)

Total	$1,481	$1,567	$(86)	$1,387	$1,528	$(141)	$905	$1,268	$(363)

	Business Services			Consumer Services			Wholesale Services

	Nine Months Ended			Nine Months Ended			Nine Months Ended
	September 30,			September 30,			September 30,
(Dollars in millions)			Increase/			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & certain IP equipment sales	$—	$214	$(214)	$—	$—	$—	$—	$1,067	$(1,067)
Data and IP products and services revenues	1,717	1,613	104	147	157	(10)	1,060	1,219	(159)
Long-distance voice revenues	678	745	(67)	258	422	(164)	697	731	(34)
Local voice revenues	2,066	2,324	(258)	3,274	3,361	(87)	1,099	1,309	(210)
Wireless products and services revenues	63	68	(5)	495	466	29	—	2	(2)
Other	45	37	8	29	25	4	64	87	(23)

Total	$4,569	$5,001	$(432)	$4,203	$4,431	$(228)	$2,920	$4,415	$(1,495)

     Business services revenues. Business services revenues are derived from voice, IP, data and wireless products and services provided to retail business customers. Business services revenues decreased by $86 million and $432 million for the three and nine months ended September 30, 2002, respectively, as compared to the same periods in 2001. Contributing to the declines were lower local voice and long-distance revenues of $88 million and $325 million, respectively, for the three and nine months ended September 30, 2002. Local voice revenues declined by $70 million and $258 million for the three and nine months ended September 30, 2002, respectively, versus the comparable periods in 2001. Long-distance revenues decreased $18 million and $67 million for the three and nine months ended September 30, 2002, respectively, as compared to the three and nine months ended September 30, 2001. These declines resulted from a weak regional and national economy, increased competition from various telecommunications providers, technology displacement and a de-emphasis on certain low margin products. This resulted in a decrease in business access lines in use of 126,000 from September 30, 2001. The decreases in the nine months ended September 30, 2002 were also attributable in part to the absence in 2002 of optical capacity asset sales, which accounted for $214 million of the change in business services revenues during the nine months ended September 30, 2002. Optical capacity asset sales decreased as customers shifted away from network asset purchases to arrangements that would better satisfy their short-term needs. Also included in the nine-month decrease in local voice revenues was a decline in our sales of telephone equipment and other voice-related CPE sold to businesses of $52 million primarily as a result of reduced demand and a strategic decision on our part to de-emphasize certain low-margin CPE products. In addition, operator services decreased by $40 million and payphone revenues declined by $22 million for the same nine-month period. The decrease in operator services was caused principally by a decline in demand related to the downturn in the telecommunications industry and technology displacement while the decline in payphone revenues was due primarily to regulatory rate changes and technology displacement.

     Excluding optical capacity asset sales (of which there were none involving up-front revenue recognition during the three and nine months ended September 30, 2002), data and IP revenues increased $5 million and $104 million in the three and nine months ended September 30, 2002, respectively, versus the same period in 2001. Concerning the increase during the nine months ended September 30, 2002, private line, dial-up Internet access, VPN and DSL contributed $148 million while decreases in sales of data equipment we purchase for resale (such as routers) of $74 million offset some of the data and IP revenue increases. The reasons for the decline in our data equipment purchased for resale were reduced demand and a strategic decision on our part to de-emphasize certain low-margin resale products.

     The remaining change in business services revenues consists of numerous items that are individually immaterial to the total change in business services revenues.

     Consumer services revenues. Consumer services revenues are derived from sales of voice, IP and wireless products and services to the consumer market. Consumer services revenues decreased by $141 million and $228 million for the three and nine months ended September 30, 2002, respectively, as compared to the same periods in 2001. The declines were principally attributable to a decrease in our long-distance services both inside and outside our local service area of $65 million and $164 million for the three and nine months ended September 30, 2002, respectively, compared to the same periods in 2001. This drop was primarily caused by a decrease in minutes of use as a result of a strategic decision to de-emphasize our lower-margin consumer long-distance voice service outside our local service area. Also contributing to the decline was a drop in our recurring local voice revenues as a result of a decline in our consumer access lines in service of 638,000 since the end of the third quarter of 2001 and a shift in the sales of our enhanced service features (such as Caller ID, Call Waiting, 3-Way Calling and Voice Mail) from a high-margin stand-alone offering to a lower-margin offering as part of our bundled packages described below. Our recurring local voice revenues were primarily affected by the weak economy in our local service area and competition from other telecommunications service providers. The decrease in our enhanced service features was also impacted by competition and the weak economy. Together, the decline in basic residential voice revenues and sales of unbundled enhanced service features resulted in decreases of $55 million and $167 million for the three and nine months ended September 30, 2002, respectively, versus the comparable periods in 2001. Both the enhanced service features revenue and bundled packages revenue are included in our local voice services revenues. We expect continued declines in our consumer access lines in service, and the related declines in local voice revenues, due to the shift in buying patterns previously mentioned and continued economic and competitive pressures.

     Sales of our bundled packages (which include the phone line and calling features) increased for the three and nine month periods presented, as compared to the same periods in 2001. During the three and nine months ended September 30, 2002, bundled package sales increased by $28 million and $111 million, respectively, over the same periods in 2001. Customers subscribing to our bundled consumer product offerings, such as our Custom ChoiceSM products, Popular ChoiceSM products and our Total PackageSM product increased nearly 6%, from $2.679 million at September 30, 2001 to $2.831 million at September 30, 2002.

     Consumer sales of our wireless products and services decreased $17 million and increased $29 million for the three and nine months ended September 30, 2002, respectively, as compared to the same periods in 2001. The decline for the three-month period is attributable to a reduction in average revenue per subscriber from approximately $55.00 per month in the third quarter of 2001 to approximately $47.00 per month in the third quarter of 2002. The decrease in average revenue per subscriber is due to changes in some of our calling plans to include higher amounts of minutes at the same rates in response to competitive pressures. For the nine-month comparative, the increase was due to growth in the number of subscribers resulting in increased sales of wireless products and services; which outpaced the impact of declining average revenue per subscriber during that period. The remaining change in consumer services revenues consists of numerous items that are individually immaterial to the total change in consumer services revenues.

     Wholesale services revenues. Wholesale services revenues are derived from network transport, switching and billing services provided within our local service area to IXCs, CLECs and wireless carriers. We also provide wholesale products and services such as voice, IP and data products and services primarily to the same telecommunications customers. The decrease in wholesale services revenues of $363 million and $1.495 billion for the three and nine month periods ended September 30, 2002, respectively, as compared to the same periods in 2001 was primarily attributable to an absence of optical capacity asset and certain IP equipment sales which accounted for $133 million and $1.067 billion, respectively, of our wholesale services revenues decreases. The absence of optical capacity asset sales was caused by customers shifting away from network asset purchases to arrangements that will better satisfy their short-term needs. The decline in IP equipment sales was primarily due to the substantial completion of the network of one of our significant providers of services for our Internet dial platform. In addition, our switched access revenues decreased by $49 million and $200 million for the three and nine months ended September 30, 2002, respectively, versus comparable periods in 2001 principally as a result of (1) reduced minutes of use caused by the weak economy and its impact on demand for these services from our customers and (2) federal access reform that reduced the rates we can collect for these services. These reduced rates were somewhat offset by increased subscriber line charges. We believe both these trends will continue. Wholesale services revenues also declined due to a drop in co-location ($28 million and $63 million for the three and nine months ended September 30, 2002, respectively, versus the same periods in 2001) resulting from a reduction in the number of telecommunications providers caused by weakness in the telecommunications sector of the economy. Finally, our wholesale services revenues were also impacted by our decision to increase prices on certain services (such as wholesale international long-distance) to improve profitability. This had the effect of reducing the number of minutes of use by customers who purchased those services.

     The remaining change in wholesale services revenues consists of numerous items that are individually immaterial to the total change in wholesale services revenues.

     Network services and other revenues. Network services and other revenues are generated primarily by leases of telephone poles, sub-rentals of office space and other miscellaneous revenues. Network services and other revenues were $24 million and $63 million for the three and nine months ended September 30, 2002, respectively, and $11 million and $60 million for the three and nine months ended September 30, 2001, respectively.

Operating Expenses

     Overview. Cost of sales includes the following costs directly attributable to our products or services: salaries and wages, benefits, materials and supplies, contracted engineering services, network access costs, computer systems support and the cost of products sold. Selling, general and administrative (“SG&A”) expenses include salaries and wages not directly attributable to our products or services, benefits, sales commissions, bad debt charges, rent for administrative space, advertising, professional service fees, computer systems support and taxes other than income taxes. Below is a detailed analysis of the year-over-year variances for cost of sales and SG&A and a discussion of certain aggregate items.

     Cost of sales. The following table shows a breakdown of cost of sales by major component:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in millions)			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical Capacity & IP equipment sale costs	$—	$72	$(72)	$—	$572	$(572)
Facilities costs	746	631	115	2,237	1,919	318
Network costs	100	142	(42)	324	432	(108)
Employee related costs	456	422	34	1,372	1,354	18
Other non-employee costs	155	302	(147)	492	664	(172)

Total	$1,457	$1,569	$(112)	$4,425	$4,941	$(516)

     Cost of sales decreased $112 million and $516 million for the three and nine months ended September 30, 2002,

respectively, as compared to the same periods in 2001. The decreases in optical capacity & IP equipment sales costs were primarily attributable to the absence in 2002 of optical capacity asset and certain IP equipment sales resulting in a reduction of cost of sales of $72 million and $572 million for the three and nine months, respectively. These costs included charges associated with access services purchased from other telecommunications companies such as leased access services (leased lines and access charges) from other carriers and these are the subject of our pending restatement. See the “Restatement of Results” section of this Current Report on Form 8-K for information about our analysis of certain understatements of these costs. Our facility costs, increased $115 million and $318 million during the three and nine months ended September 30, 2002, respectively, versus the same periods in 2001. The increase in facility costs is attributed to new product platforms introduced in 2001 (such as our Internet dial up, hosting infrastructure and managed wavelength service). Our network costs, such as new installation contract work and transmission costs, declined $42 million and $108 million for the same three and nine-month periods, respectively, due to a drop in demand for products and services caused by the weak local and national economies. In addition, employee-related costs for the three and nine months ended September 30, 2002 increased $34 million and $18 million, respectively, versus the comparable periods in 2001. Employee-related costs, excluding capitalized salaries and wages and pension credits, decreased by $32 million and $176 million for the three and nine months ended September 30, 2002, respectively, as compared to the same periods in 2001, primarily as a result of lower employee levels associated with terminations following the Merger and subsequent restructuring plans and lower overtime due to decreased demand for services caused by the weak economy. Partially offsetting these decreases in employee-related costs were increases of $44 million and $118 million for the three and nine months ended September 30, 2002, respectively, as compared to the same periods in 2001, in benefits, pension, taxes and bonus. Other non-employee costs decreased $147 million and $172 million for the three and nine months ended September 30, 2002, respectively, versus the same periods in 2001. This decline is due to a $160 million reclassification of certain information technology expense items to SG&A to conform to fiscal 2000 presentation. The reclassification had no impact other than to decrease the nine months ended September 30, 2001 non-employee costs in cost of sales and increase the non-employee costs in SG&A.

     Cost of sales, as a percent of revenues, increased to 38.4% and 37.6% for the three and nine months ended September 30, 2002 as compared to 35.9% and 35.5% for the three and nine months ended September 30, 2001. The 2001 percentages were impacted by the optical capacity asset sales and certain IP equipment sales. In addition, the change was attributable to costs incurred for the new product platforms where there has not yet been a corresponding proportional increase in revenues, higher proportional expensed salaries and wages and a reduction in the net pension credit.

     SG&A. The following table shows a breakdown of SG&A by major component:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in millions)			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)

Property taxes	$131	$127	$4	$401	$321	$80
Bad debt expense	147	185	(38)	590	435	155
Impairment loss	2	—	2	99	—	99
Non-employee related costs	308	136	172	1,025	593	432
Employee related costs	739	829	(90)	2,188	2,438	(250)

Total	$1,327	$1,277	$50	$4,303	$3,787	$516

     SG&A for the three months ended September 30, 2002 increased $50 million over the same period in 2001. The quarterly increase in SG&A expenses was primarily attributable to an increase in our non-employee related costs of $172 million which, was partially offset by a decrease in employee related costs of $90 million and bad debt expense of $38 million. The increase in non-employee related costs is attributed to a $160 million reclassification of information technology costs between cost of sales and SG&A. See the discussion of the reclassification above in “Cost of Sales.” The decrease in employee related costs is due to reductions in the number of employees and contractors during the three months ended September 30, 2002 versus the same period in 2001.

     SG&A for the nine months ended September 30, 2002 increased $516 million as compared to the same period in 2001. In addition to the items discussed in the immediately preceding paragraph, an increase of $155 million in bad debt expense contributed to the overall increase. The increase in bad debt is mostly attributed to the second quarter charge of $194 million related to the bankruptcy filing of WorldCom, Inc. (“WorldCom”). Also, impairment loss and property taxes increased $99 million and $80 million, respectively, during the nine months ended September 30, 2002, versus the same period in 2001. The increase in the impairment loss is attributed to a $97 million charge associated with a fair market value adjustment for certain assets held for sale as of June 30, 2002 (to reflect a decrease in the carrying value of these assets to market value). The increase in property taxes period over period is the result of our 2001 capital expenditures (which began being taxed in 2002).

     SG&A expenses, as a percentage of revenues, increased to 34.9% for the three months ended September 30, 2002 as compared to 29.2% for the three months ended September 30, 2001. SG&A expenses, as a percentage of revenues, increased to 36.6% for the nine months ended September 30, 2002 as compared to 27.2% for the nine months ended September 30, 2001. The percentage increases were primarily attributable to lower operating revenue, higher bad debt expense and an increase in property tax expense.

     Aggregate items. The total pension credit, net of other post-retirement benefits for the three and nine months ended September 30, 2002 was $13 million ($8 million after-tax or less than a penny per diluted share) and $38 million ($23 million after-tax or $.02 per diluted share), respectively. For the three and nine months ended September 30, 2001, the net pension credit was $53 million ($32 million after-tax or $.02 per diluted share) and $158 million ($97 million after-tax or $.06 per diluted share), respectively. The decrease in the total net pension credit was associated with the volatile equity market conditions in 2001 and 2000, scheduled pension benefit increases required under union contracts and rising health care rates (relating to post-retirement benefits).

LIQUIDITY AND CAPITAL RESOURCES

     Please refer to Exhibits 99.1, 99.2 and 99.3 attached to this Current Report on Form 8-K for our financial statements related to the discussion below.

     Operating Activities. The decline in cash provided by operating activities of $1.220 billion for the nine months ended September 30, 2002 versus the comparable period in 2001 was primarily the result of a decrease in operating revenues of $2.152 billion. This decline was partially offset by changes in working capital items. The following table illustrates the changes in working capital items impacting operating cash flow for the nine months ended September 30, 2002 and 2001.

	Cash Flow Impact for
	the Nine Months
	Ended September 30,
			Increase/
(Dollars in millions)	2002	2001	(Decrease)

Net loss	$(2,048)	$(3,494)	$1,446
Non-cash adjustments to net loss	4,883	8,130	(3,247)

Net income after non-cash items	2,835	4,636	(1,801)
Changes in operating assets and liabilities:
Accounts receivable	161	(875)	1,036
Inventory	74	(93)	167
Prepaid and other current assets	(16)	(408)	392
Accounts payable, accrued expenses and advance billings	(1,066)	(444)	(622)
Restructuring and Merger-related reserves	(252)	37	(289)
Other	53	156	(103)

Cash provided by operating activities	$1,789	$3,009	$(1,220)

     During 2002, accounts receivable decreased in conjunction with increased cash collection efforts on our part, coupled with a decrease in billings from a reduction of revenue. Inventory declined in 2002 as we reduced our purchases and utilized current inventory to meet operational demands. The increase in prepaid and other assets primarily related to placement of $107 million of cash into escrow to pay down current debt in the fourth quarter of 2002, offset by the amortization in 2002 of 2001 prepaid maintenance contracts and the expiration of certain of these contracts in 2002, many of which were not renewed. The increase in cash outflows for accounts payable, accrued expenses and advanced billings is primarily attributable to increased cash payments in 2002 associated with 2001 restructuring and Merger-related reserves.

     Investing Activities. Total capital expenditures were $2.318 billion and $7.791 billion for the nine months ended September 30, 2002 and 2001, respectively. Capital expenditures in 2002 have been focused primarily on maintenance of our network and re-entry into the interLATA long-distance market within our local service area. Included in the 2002 capital expenditures were $254 million of assets acquired as part of a synthetic lease retirement completed in the first quarter of 2002 (described below).

     Our current guidance for 2002 capital expenditures ranges from $3.0 billion to $3.1 billion (this does give effect to the payment for the assets acquired in the synthetic lease retirement described below).

     Financing Activities. During the third quarter of 2002 we generated $53 million in positive free-cash flow. We use “free-cash flow” to refer to cash provided by operating activities (including the cash flow generated by our directory publishing business) less cash paid for capital expenditures. This reflects our reduced capital investment and continued management of working capital. For the nine months ended September 30, 2002 we had negative free-cash flow of $96 million. The type and timing of our efforts to de-lever our balance sheet may affect our ability to become free-cash flow positive over the long-term.

     Cash provided by financing activities was $909 million and $4.702 billion for the nine months ended September 30, 2002 and 2001, respectively. In 2002 and 2001, we increased long-term borrowings to repay outstanding commercial paper and current maturities of long-term borrowings.

     Until February 2002, we maintained commercial paper programs to finance short-term operating cash needs of the business. We had a $4.0 billion syndicated credit facility available to support our commercial paper programs. As a result of reduced demand for our commercial paper, we borrowed the full amount under this facility in February 2002 and used most of the proceeds to repay commercial paper. After repaying the commercial paper, we had approximately $800 million of proceeds remaining that was used to pay current maturities under short-term notes, long-term borrowings and capital lease obligations and to fund operations until we became free-cash flow positive.

     In March 2002, we amended the syndicated credit facility and subsequently converted the balance of the facility into a one-year term loan due May 2003. As part of the amendment, we (i) increased the maximum debt-to-Consolidated EBITDA ratio from 3.75-to-1 to 4.25-to-1 through the quarter ending September 30, 2002, decreasing to 4.0-to-1 beginning December 31, 2002, and (ii) agreed to use a portion of net proceeds from future sales of assets and capital market transactions, including the issuance of debt and equity securities, to prepay the bank loan until the outstanding loan is $2.0 billion or less. “Consolidated EBITDA” as defined in the credit facility means, for any period, our net income (excluding the effect of (x) equity gains or losses in unconsolidated persons, (y) any preferred dividend income and any extraordinary or other non-recurring non-cash gain or loss and (z) any gain or loss on the disposition of assets), plus, to the extent deducted in determining the adjusted net income, the aggregate amount of (i) interest expense, (ii) income tax expense and (iii) depreciation, amortization and other non-cash charges, minus, to the extent included in the adjusted net income figure, the aggregate amount of (a) interest income and (b) income tax benefits.

     In March 2002, Qwest Corporation issued $1.5 billion in bonds with a ten year maturity and an 8.875% interest rate (which increased to 9.125% from August 9 to August 14, 2002 due to Qwest Corporation not filing a registration statement until August 14, 2002).

     As of August 30, 2002, we amended our syndicated credit facility a second time. As part of the second amendment, we (i) reinstituted the facility as a revolving credit facility with Qwest Services Corporation (“QSC”) (as amended, the “QSC Credit Facility”) as the borrower, (ii) extended the term of the facility to May 2005 (iii) increased the maximum debt-to-Consolidated EBITDA ratio to 6.0-to-1 through-out the term of the agreement (iv) added a maximum debt-to-consolidated EBITDA of 2.5-to-1 for Qwest Corporation, (iv) agreed to reduce the credit facility with the net proceeds of asset sales and capital markets events, subject to certain exceptions; and, whether or not any such sales or events occur on or before the following dates the aggregate lending commitments under the credit facility must be reduced by an amount equal to (i) the lesser of $500 million and an amount sufficient to reduce the outstanding lending commitments to $2.0 billion by December 1, 2003, (ii) the lesser of $500 million and an amount sufficient to reduce the outstanding lending commitments to $1.5 billion by June 1, 2004 and (iii) the lesser of $400 million and an amount sufficient to reduce the outstanding lending commitments to $1.25 billion by December 1, 2004. Dex and Dex’s parent company, Dex Holdings, guaranteed QSC’s obligations under the QSC Credit Facility. We pledged the stock of Qwest Corporation as security for this facility and granted secondary liens on the stock of Dex and Dex Holdings and certain assets of Dex.

     On November 8, 2002, we completed the first stage of the sale of the Dex directory publishing business to a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe. The purchase price for the sale of Dex operations in the Dex East Business was approximately $2.75 billion and was paid in cash. We used approximately $1.4 billion of the cash proceeds we received from the sale of the Dex East Business to reduce our obligations under the QSC Credit Facility to $2.0 billion, and we expect to use the balance for general corporate purposes.

     In addition, on September 4, 2002 Qwest announced a new $750 million term loan at its Qwest Dex, Inc. subsidiary due in September 2004. The loan provides for financial covenants for Dex that include (i) a ratio of Consolidated EBITDA of Dex Holdings and its subsidiaries to senior debt of 1.25 (increased to 1.75 after the sale of the first phase of Dex) and (ii) a Consolidated EBITDA of Dex Holdings and its subsidiaries to interest coverage ratio of 8.75 (reduced to 4.75 after the sale of the first phase of Dex). This term loan also specifies a minimum consolidated net worth requirement of no less than $150 million below net worth as of June 30, 2002. The loan is not required to be repaid on the sale of the first phase of Dex, but must be paid in full upon the sale of the second phase of Dex, expected in 2003. Qwest has previously announced an agreement to sell the entire Dex business in two stages, see discussion of Dex sale in the “Discontinued Operations and Assets Held-For-Sale” section above. Our debt, net of excess unapplied cash, increased by $252 million as of September 30, 2002 when compared to December 31, 2001 primarily because some of the syndicated credit facility proceeds were used to fund operations during the first quarter as well as to purchase property subject to synthetic lease arrangements. The Dex Term Loan is secured by a lien on the stock and certain assets of Dex and Dex Holdings and a secondary lien on the stock of Qwest Corporation.

     The credit ratings for Qwest and QCF were lowered in February, March, April and May 2002. In July 2002, Fitch Ratings (“Fitch”), Standard and Poor’s (“S&P”) and Moody’s Investor Service (“Moody’s”) reduced the credit ratings for Qwest and QCF to B, B+ and B2, respectively. These ratings were five levels below investment grade for Fitch and Moody’s and four levels below investment grade in the case of S&P. In addition, Fitch, S&P and Moody’s also reduced their ratings for Qwest Corporation to B, B+ and Ba3, respectively. These ratings were five levels below investment grade for Fitch, four levels below investment grade for S&P and three levels below investment grade for Moody’s. On August 12, 2002, Fitch further reduced its credit rating for Qwest and QCF to CCC+. This rating is seven levels below investment grade. On August 27, 2002, S&P lowered its corporate credit rating on Qwest to B-. This rating is six levels below investment grade. On September 5, 2002, Moody’s further reduced its credit rating for Qwest and QCF to Caa1. This rating is seven levels below investment grade.

     Prior to 2002, we entered into structured finance transactions under which we agreed to lease from unrelated parties certain real estate properties, including corporate offices, network operations centers and Web hosting centers (CyberCentersSM). These are referred to as synthetic lease facilities. These leases had terms of six years and were accounted for as operating leases. In March 2002, we paid the full amount necessary to acquire all properties subject to the synthetic lease agreements and terminated these agreements. The purchase price of all such properties was approximately $254 million. As a result of the purchase, the loan commitments totaling $382 million were terminated and we are no longer liable for our residual value guarantees of up to $228 million that were only applicable if the leases expired at the end of their term.

     During the first quarter of 2002, we repurchased, through direct exchange transactions, $97 million in face amount of debt issued by QCF and guaranteed by Qwest. In exchange for the debt, we issued approximately 9.9 million shares of our common stock out of treasury. The closing prices for our shares at the time the exchange transactions were consummated ranged from $8.29 per share to $9.18 per share. As a result of these transactions, we recorded a $9 million gain ($6 million on an after-tax basis).

     As a result of the expected restatement, we expect we will be unable to take advantage of certain options we were pursuing, such as issuing equity-based securities. We had filed a shelf registration statement in February covering $2.5 billion of debt and equity securities. However, we have suspended our efforts to get this registration statement effective.

     As discussed above, we have also recently taken measures to improve our near-term liquidity and our capital structure and generally reduce financial risk by (1) amending and restating our credit facility in order to (a) lengthen maturity, (b) obtain more flexible covenants and (c) achieve a more favorable amortization schedule, (2) entering into an agreement to sell the Dex directory publishing business which we believe will generate cash proceeds and pre-fund substantial cash requirements through 2005, (3) reducing capital investment and continuing to manage working capital and (4) entering into the Dex Term Loan as a bridge financing pending the sale of the Dex directory publishing business. However, our debt service requirements remain high relative to our free cash flow. After giving effect to the first stage of the sale of Dex and the repayment of certain Qwest Corporation notes in October 2002, our consolidated debt was $24.5 billion as of September 30, 2002. Thus, despite these recent measures, there is substantial risk that our free cash flow from operations as presently conducted and the cash proceeds from the sale of the remainder of our Dex publishing business will be insufficient to meet our debt service obligations after 2005. Even if we are successful in our de-leveraging efforts, we may be unable to meet our debt service obligations through 2005 (which include $6.9 billion of debt maturities) without obtaining additional financing if we are unsuccessful in improving our operations as we expect, if the declines in our revenues and profits are worse than we expect, if economic conditions do not improve, or if the sale of the Dex West Business does not occur.

     Financial Position. Total assets decreased by $2.077 billion from December 31, 2001 to September 30, 2002. The change was primarily attributable to a $1.353 billion reduction in our investments and a decrease in our net accounts receivable of $754 million. Partially offsetting the decrease was an increase in cash of $876 million. The decrease in investments was caused primarily by the $1.202 billion write-down of our KPNQwest investment for an other than temporary decline in value and our share of KPNQwest’s net loss for the first quarter of 2002 of $143 million. The carrying value of our KPNQwest investment was reduced to zero as a result of KPNQwest’s declaration of bankruptcy during the second quarter of 2002. Net accounts receivable decreased as a result of reduced revenues (in particular, the lack of optical capacity asset and IP equipment sales), an increase in our bad debt reserve (primarily due to the bankruptcy filing of WorldCom) and improved collections. The growth in cash was due to borrowings completed in the first quarter of 2002, the proceeds of which were to be used to retire short-term borrowings. Some of the short-term borrowings matured during third quarter of 2002 and were subsequently paid down, this was offset by an increase of $750 million of short term debt for Dex. We also restricted $107 million in cash for the repayment of current maturities of short-term borrowings in September 2002, for debt to be paid down during fourth quarter of 2002.

     Our current liabilities decreased by $3.578 billion. This was principally due the refinancing of our long-term borrowings associated with amounts borrowed under our syndicated credit facility (see the section called “Financing Activities” of “Liquidity and Capital Resources” in this Current Report on Form 8-K for additional information concerning our syndicated credit facility). Under the refinancing agreement, the maturity dates on our borrowings were extended from 2003 to 2005, moving $3.354 of debt classified as short-term at December 31, 2001 to long-term at September 30, 2002. Also contributing to the decrease was the $824 million decline in accrued expenses. The decrease in accrued expenses was primarily due to a decline in our Merger-related and restructuring reserves as we made payments and adjustments against these accruals (see the section called “Restructuring Activities” in this Current Report on Form 8-K for additional information concerning restructuring and Merger-related activities). In addition, accrued payroll decreased due primarily to the decline in the number of employees as of September 30, 2002 compared to December 31, 2001. Also, current liabilities decreased due to a decline of $425 million in accounts payable. This decrease resulted primarily from slower spending associated with various corporate initiatives and lower capital expenditures.

     Stockholders’ equity decreased $1.920 billion from December 31, 2001 to September 30, 2002. The decline was due primarily to the net loss for the nine months ended September 30, 2002 of $2.048 billion. Changes in additional paid-in capital and treasury stock were primarily the result of the early retirement of $97 million in face value of debt discussed previously in the “Financing Activities” portion of this section. The effect of the impairment charges discussed in the “Update on Impairment Charges” section will be the elimination of substantially all, if not all, of our stockholders’ equity.

RISK MANAGEMENT

     We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. At September 30, 2002, we did not hold any derivative instruments other than for hedging purposes.

     At both September 30, 2002 and December 31, 2001, approximately $3.6 billion of floating-rate debt was exposed to changes in interest rates. This exposure is linked to the U.S. Prime Rate and London Interbank Offered Rates (“LIBOR”). A hypothetical increase of one-percentage point in the U.S. Prime Rate and LIBOR would increase annual pre-tax interest expense by $36 million at both September 30, 2002 and December 31, 2001. As of September 30, 2002 and December 31, 2001, we also had approximately $1.4 billion and $1.2 billion, respectively, of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. If we had to refinance our long-term fixed rate obligations within the next 12 months, given the current status of our credit ratings, our interest rates would increase significantly and that would have a material impact on our earnings. We had $20.9 billion and $20.2 billion of long-term fixed rate debt at September 30, 2002 and December 31, 2001, respectively. A 1% increase in market interest rates would result in a decrease in the fair value of these instruments of $0.6 billion and $1.1 billion at September 30, 2002 and December 31, 2001, respectively. A decrease of 1% in market interest rates would result in an increase in the fair value of these instruments of $0.6 billion and $1.2 billion at September 30, 2002 and December 31, 2001, respectively.

COMMITMENTS AND CONTINGENCIES

Commitments

     Unconditional Purchase Obligations. We have entered into several unconditional purchase obligation agreements including take-or-pay and minimum usage contracts. Included in these agreements are unconditional commitments to purchase facilities management services from telecommunications companies including KMC, Calpoint and others, under which our future minimum obligations are approximately $1.235 billion as of September 30, 2002. Our total unconditional purchase obligations as of September 30, 2002 and December 31, 2001 were approximately $2.357 billion and $3.008 billion, respectively. The decrease since the end of the year resulted from payments under the contracts and the renegotiation of certain contracts because the current weakness in the local and national economies has made it unrealistic for us to utilize the minimum amounts required under these agreements.

Contingencies

     The following disclosure is intended as a supplement to our disclosures in Note 6 and Item 1 to our Quarterly Report on Form 10-Q, filed for the quarter ended March 31, 2002, and our Form 8-K, filed for the quarter ended June 30, 2002, and only purports to disclose those legal contingency matters for which there was a material change since the last time such contingency was reported in either of the two referenced reporting periods.

     Investigations, Securities Actions and Derivative Actions. On April 3, 2002, the SEC issued an order of investigation that made formal the informal investigation initiated on March 8, 2002. We are fully cooperating with the SEC in its investigation. The investigation includes inquiry into (1) our sales of optical capacity assets, particularly with respect to contemporaneous transactions, (2) sales of equipment to companies from which we then bought Internet services or to which we contributed financing, including sales to KMC and Calpoint, and (3) Dex, particularly changes in the production schedules and lives of some of our directories. In addition, as we have previously reported, we informed the SEC about two additional equipment sale transactions that we determined were originally recorded in error. In the first transaction, we recorded the revenue and profit in the third quarter of 2000. When we determined in early 2002 that, among other things, there had been an inappropriate separation of the sale of equipment from the provision of services to the customer, we adjusted for the recognition of the revenue in the fourth quarter of 2001 and commenced recognizing the revenue over the remaining life of the five-year services agreement. In the second transaction, we recognized revenue and profit in the second quarter of 2001. We subsequently determined that the transaction had been incorrectly recorded as a “bill and hold” transaction because we had not received any payments for the equipment and there was no binding obligation to pay in 2001, despite documentation to the contrary. We therefore adjusted for the recognition of revenue in the fourth quarter of 2001. At that time, we also determined that the transaction should be accounted for using long-term contract accounting. We have subsequently determined that recognition of revenue and profit must be adjusted for the second quarter of 2001. We are continuing to analyze the accounting treatment for certain of the equipment sale transactions with KPMG.

     On July 9, 2002, we were informed by the U. S. Attorney’s Office for the District of Colorado of a criminal investigation of the Company. We believe the U.S. Attorney’s Office is investigating various matters that include the subjects of the investigation by the Denver Regional Office of the SEC. We are cooperating fully with the U.S. Attorney’s Office.

     As previously announced in July 2002 by the General Services Administration (“GSA”), the GSA was conducting a review of all contracts with Qwest for purposes of determining present responsibility. We cannot predict the outcome of GSA’s review or of its impact on us.

     As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, since July 27, 2001 approximately thirteen putative class action complaints have been filed in federal district court in Colorado against us alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, all remaining putative class action complaints have been consolidated into a consolidated securities action (the “consolidated securities action”).

Plaintiffs in the consolidated securities action name as defendants in the Fourth Consolidated Amended Class Action Complaint (“Fourth Consolidated Complaint”), which was filed on or about August 21, 2002, us, our former Chairman and Chief Executive Officer, Joseph P. Nacchio, our former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, Afshin G. Mohebbi and several other present and former officers and/or directors of Qwest. The Fourth Consolidated Complaint is purportedly brought on behalf of purchasers of our publicly traded securities between May 24, 1999 and February 14, 2002, and alleges, among other things, that during the putative class period, Qwest and certain of the individual defendants made materially false statements regarding the results of operations in violation of section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”), that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and that during the putative class period, certain of the individual defendants sold shares of our common stock in violation of section 20(a) of the Exchange Act. The Fourth Consolidated Complaint also alleges that our financial results during the putative class period and statements regarding those results were false and misleading due to the alleged: (i) overstatement of revenue, (ii) understatement of costs, (iii) manipulation of employee benefits in order to increase profitability, (iv) misstatement of certain assets and liabilities, and (v) failure to disclose four transactions between us and KMC. The Fourth Consolidated Complaint further alleges that Qwest and certain of the individual defendants violated Section 11 of the Securities Act of 1933, as amended (the “1933 Act”) and that certain of the individual defendants are liable as control persons under Section 15 of the 1933 Act by preparing and disseminating false registration statements and prospectuses for: (1) the registration of 897,907,706 shares of Qwest common stock to be issued to U S WEST shareholders dated June 21, 1999, as amended August 13, 1999 and September 17, 1999; (2) the exchange of $3.25 billion of Qwest notes dated July 12, 2001; and (3) the exchange of $3.75 billion of Qwest notes dated October 30, 2001. The Fourth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, lead counsel for the plaintiffs has indicated that plaintiffs will seek damages in the billions of dollars. On September 20, 2002, both the Company and the individual defendants filed motions to dismiss the Fourth Consolidated Complaint. Those motions are currently pending before the court. On November 4, 2002, lead plaintiffs in the consolidated securities action filed a motion for a temporary restraining order and preliminary injunction seeking to enjoin the sale of the Dex East Business or, in the alternative, to place the proceeds of such sale in a constructive trust for the benefit of the plaintiffs. On November 7, 2002, the court denied the motion for temporary restraining order. Lead plaintiffs have indicated that, nevertheless, they plan to pursue their motion for preliminary injunction.

     On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against Qwest, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio, and Robin R. Szeliga on behalf of purchasers of our stock between June 28, 2000 and June 27, 2002. The complaint alleges, among other things, that we and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make us appear successful, and to inflate the value of our stock. The complaint asserts claims under Sections 11, 12, 15 and 17 of the 1933 Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains, and other relief. On July 31, 2002, we removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified above. That motion is now pending before the court.

     On October 22, 2001, an alleged derivative lawsuit was filed in federal district court in Colorado, naming as defendants each of the members of the Qwest Board of Directors, and naming Qwest as a nominal defendant. The derivative complaint is based upon the allegations made in the consolidated securities action, and alleges that the Board members intentionally or negligently breached their fiduciary duties to us by failing to oversee implementation of securities laws that prohibit insider trading. The derivative complaint also alleges that the Board members breached their fiduciary duties to us by causing or permitting us to commit alleged securities violations, thus (i) causing us to be sued for such violations, and (ii) subjecting us to adverse publicity, increasing our cost of raising capital and impairing earnings. The derivative complaint further alleges that certain directors sold shares between April 26, 2001 and May 15, 2001 using non-public Company information. On or about October 31, 2001, the court filed an order consolidating this derivative lawsuit with the consolidated securities action. In December 2001, the derivative lawsuit was stayed, pending resolution of the consolidated securities action described above. In March 2002, plaintiffs in the derivative lawsuit filed a first amended derivative complaint. The first amended derivative complaint adds allegations relating to the disclosures of our financial results from April 2000 through February 2002. On or about November 5, 2002, plaintiffs filed a second amended derivative complaint. The second amended complaint adds as defendants to the lawsuit certain former and present officers and/or directors, including Robin R. Szeliga, Robert S. Woodruff, and others. The second amended complaint contains allegations in addition to those set forth in the prior complaints, stating, among other things that (i) certain officers and/or directors traded Qwest stock while in the possession of inside information, and (ii) certain officers and/or directors caused the restatement of more than $1 billion in revenue by concealing improper accounting practices. Plaintiffs seek, among other remedies, disgorgement of alleged insider trading profits. The lawsuit remains stayed.

     On March 6, 2002, an alleged derivative lawsuit was filed in the District Court for the County of Denver, naming as defendants each of the members of our Board of Directors, our President, Afshin G. Mohebbi, our then Chief Financial Officer, Robin R. Szeliga, and others. We are named as a nominal defendant. The derivative complaint is based upon the allegations made in the consolidated securities action and alleges that the Board members intentionally or recklessly breached their fiduciary duties to us by causing or allowing us to issue financial disclosures that were false or misleading. Plaintiffs seek unspecified damages on our behalf against the defendants. On July 2, 2002, this state court derivative lawsuit was stayed pending further order of the court.

     On August 9, 2002, an alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware, naming as defendants each of the then members of our Board of Directors and our current Chief Financial Officer, Oren G. Shaffer, and naming us as a nominal defendant. On or about September 16, 2002, an amended complaint was filed in the action, naming the same defendants except Mr. Shaffer, who is no longer a defendant in the action. The amended complaint alleges, among other things, that the individual defendants (i) breached their fiduciary duties by allegedly failing to properly institute, administer and maintain adequate accounting and reporting controls, practices and procedures and by failing to disclose material information relating to the recognition of revenue from sales of optical capacity and equipment and relating to costs of services from third-party telecommunications providers; (ii) exposed the Company to adverse publicity; (iii) misused or permitted the misuse of inside information; (iv) engineered the manipulation of our financial results and/or knowingly or recklessly acquiesced in such manipulations by, among other things, improperly recognizing revenue on reciprocal transactions related to dark-fiber swaps and/or IRUs, improperly recognizing revenues on the sale of certain equipment, failing to record $1 billion in impairment to property, plant and equipment and failing to accrue $700 million in liabilities for contracts and other expenses; (v) caused Qwest to issue or file false and misleading press releases and financial statements in 1999, 2000 and 2001; and (vi) violated the federal securities laws by inflating revenues, concealing these inflated revenues, causing its financial results to reflect non-recurring income that was not disclosed, causing Qwest to book certain sales up-front while failing to disclose that these sales were non-recurring, deferring costs associated with contracts and causing us to suspend depreciation on certain assets, thereby inflating net earnings. Plaintiffs seek a judgment that the individual defendants jointly and severally account for and compensate Qwest for all losses and/or damages sustained by the Company by reason of the alleged acts, including the recovery of alleged unjust profits made by certain defendant officers and directors who sold Qwest stock based upon allegedly undisclosed material information.

     A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware on or about August 28, 2002. That lawsuit names as defendants our former Chairman and Chief Executive Officer, Joseph P. Nacchio, our former Chief Financial Officer, Robert S. Woodruff, former Board member, Marilyn Carlson Nelson and each of the then members of our Board of Directors and names us as a nominal defendant. Plaintiffs allege that Messrs. Nacchio and Woodruff caused Qwest to engage in accounting improprieties which boosted our stock price during fiscal years 1999, 2000 and 2001. Plaintiffs further allege that the remaining individual defendants failed properly to supervise Company accounting policies, and that this failure resulted in improper revenue recognition practices largely attributable to “’fiber swap’ transactions that had no economic value.” In addition, plaintiffs contend that the individual defendants breached their fiduciary duties by virtue of their improper use of inside information. Plaintiffs likewise allege that the Company is entitled to contribution and indemnification by each of the individual defendants. Finally, plaintiffs request that the Court cancel all unexercised stock options awarded to Messrs. Nacchio and Woodruff to which they were not entitled, that the defendants return to the Company all salaries and other remuneration paid to them by Qwest during the time they breached their fiduciary duties, and that the court order the defendants to enforce policies, practices and procedures on behalf of the Company designed to detect and prevent illegal conduct by Qwest’s employees and representatives.

     On October 30, 2002, the two alleged derivative lawsuits in Delaware were consolidated, and the September 16, 2002 amended complaint was designated the operative complaint for the consolidated action.

     Since March 2002, seven putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans (the “Plan”) from March 7, 1999 until the present. By court order, the first six of these putative class actions have been consolidated with each other. The consolidated amended complaint filed on July 5, 2002 (the “consolidated ERISA action”) names as defendants us, several former and current directors, officers and employees, Qwest Asset Management, the Plan’s Investment Committee, and the Plan Administrative Committee of the pre-Merger Qwest Communications 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act (“ERISA”), alleges that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the percentage of the Plan’s assets invested in our stock, requiring certain participants in the Plan to hold the Company match in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudency of investing in Qwest stock, as well as continuing to offer our stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan’s shares against it and, as against some of the individual defendants, capitalizing on their private knowledge of our financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys’ fees and costs and restitution. Any other actions that the court deems sufficiently related to the actions described in this paragraph will be consolidated with the consolidated ERISA action. The seventh putative class action on behalf of Plan participants and beneficiaries was filed in federal district court in Colorado on November 7, 2002, asserting substantially the same ERISA violations as the consolidated ERISA action. The Plan is also a defendant in this action. Pursuant to an order concerning consolidation of subsequent suits involving the Plan, we expect the new suit to be consolidated with the consolidated ERISA action.

     Although we believe we have meritorious defenses, the consolidated securities action, the putative class action initially filed in Boulder District Court, the consolidated ERISA action, and the derivative lawsuits described above present significant risk to the Company. We are, however, unable at this time to reasonably estimate a damages range if plaintiffs in one or more of these lawsuits were to prevail under one more of their claims. We intend to vigorously defend these outstanding claims. However, the ultimate resolution of these claims is uncertain. Thus, we can give no assurance as to the impacts on our financial results or financial condition as a result of the resolution and defense of these matters, and the ultimate resolution of these matters could have a material adverse impact on our financial results.

     Notice of Rescission from Insurance Carriers and Demand for Arbitration. On October 17, 2002, we received a Notice and Demand for Arbitration filed with the American Arbitration Association (“AAA”) by counsel for National Union Fire Insurance Company of Pittsburgh, Pa. (“National Union”), American International Specialty Lines Insurance Company (“AISLIC”), Federal Insurance Company, Gulf Insurance Company, Continental Casualty Company, Greenwich Insurance Company and North American Specialty Insurance Company. National Union is the primary carrier on many of our Director and Officer Liability Insurance Policies and AISLIC is the primary carrier on our Employee Benefit Plan Fiduciary Liability Insurance Policies. The other insurance companies listed in the Notice and Demand for Arbitration are excess carriers on these policies. The Notice states that the insurance carriers have determined to rescind their respective policies, and the Demand for Arbitration seeks a ruling rescinding the policies based on alleged material misrepresentations and omissions made in Qwest’s financial statements and other publicly filed documents with the SEC. On November 5, 2002, we filed a lawsuit in the Court of Chancery of the State of Delaware to compel non-binding mediation of the dispute and enjoin the carriers from arbitrating the matter, pursuant to provisions in the insurance polices at issue which allow the Company to choose the form of alternative dispute resolution to resolve coverage disputes arising under or in connection with the policies. That action is now pending before the court in Delaware.

     The insurance policies that the carriers seek to rescind comprise: (i) $130 million of the Qwest Runoff Program, which otherwise provides coverage of up to $250 million for claims that at least in part involve conduct pre-dating the Merger; (ii) $150 million of the Qwest Ongoing Program, which otherwise provides coverage of up to $250 million for claims exclusively involving post-Merger conduct; and (iii) the Qwest Fiduciary Liability Program, which otherwise provides coverage of up to $100 million for claims on behalf of Employee Benefit Plans. The insurance carriers are seeking to rescind these policies and any coverage that these policies would provide for, among other things, the consolidated securities action, the Colorado and Delaware derivative actions, the consolidated ERISA action, the SEC investigation, and the U.S. Attorney’s Office investigation, which are described above.

     While we believe that other insurance policies may provide partial coverage for these matters, there is risk that none of the claims will be covered by such other policies. In any event, the Company is generally obligated to indemnify its current and former directors and officers for any liabilities (including attorneys’ fees) related to these matters, in accordance with the Company’s certificate of incorporation bylaws and applicable law and any applicable agreements. We intend to vigorously oppose the insurance carriers’ efforts to rescind the policies identified in the preceding paragraph and pursue alternative cover on a prospective basis. Accordingly, there can be no assurance that the Company will not incur material liabilities with respect to these matters.

     Other Legal Proceedings. In January 2001, an amended purported class action complaint was filed in Denver District Court against us and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that we have a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000. In June 2000, the court denied the plaintiffs’ motion for a temporary restraining order attempting to prevent the closing of the Merger. In October 2001, our motion to dismiss the complaint was denied in part. The court deferred ruling on the remainder of the motion pending certain discovery. That discovery has now been completed and Qwest has resubmitted its motion for summary judgment on all claims. The plaintiffs also submitted a motion for summary judgment on some of their claims.

     On July 23, 2001, we filed a demand for arbitration against Citizens Communications Company (“Citizens”) alleging that it breached Agreements for Purchase and Sale of Telephone Exchanges dated as of June 16, 1999, between Citizens and U S WEST Communications, Inc. with respect to the purchase and sale of exchanges in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska and Wyoming. The demand for arbitration was filed after Citizens failed to close the exchange sales in violation of the terms of the purchase agreements. Citizens, in turn, filed a demand for arbitration alleging counter claims against us in connection with the sale of those same exchanges, as well as exchanges located in North Dakota that we did sell to Citizens. In the arbitration, we seek a determination that Citizens breached the agreements and, as a result, we are entitled to draw down on a series of letters of credit Citizens provided in connection with the transactions and other damages. Citizens seeks a determination that we breached the agreements and, as a result, Citizens is entitled to damages. The arbitration of this dispute has been scheduled to commence on July 14, 2003.

     In August 2001, we filed a complaint in state court in Colorado and an arbitration demand against Touch America, Inc. (“Touch America”). In response, also in August 2001, Touch America filed a complaint against us in federal district court in Montana, which was later dismissed, and removed our state court complaint to federal district court in Colorado. Touch America also filed answers and counterclaims in the arbitration and in the Colorado lawsuit. Touch America also has filed two complaints with the FCC. The disputes between us and Touch America relate to various billing, reimbursement and other commercial disputes arising under agreements entered into for the sale of our interLATA (local access and transport area) business in our local service area (Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming) to Touch America on June 30, 2000. Touch America also alleges that we violated state and federal antitrust laws, the Telecommunications Act of 1996 (the “Act”) (including claims alleging that Qwest’s sale of indefeasible rights of use is in violation of the Act) and our FCC tariff. Each party seeks damages against the other for amounts billed and unpaid and for other disputes. The arbitration began in October 2002 and is ongoing. Discovery is underway in the FCC proceeding. In the Colorado court proceeding, there has been no general discovery and no trial date has been set.

     From time to time we receive complaints and become subject to investigations regarding “slamming” (the practice of changing long-distance carriers without the customer’s consent), “cramming” (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered), and other sales practices. In December 2001, an administrative law judge recommended to the California Public Utilities Commission that we be assessed a $38 million penalty for alleged slamming and cramming violations. On October 24, 2002, the full California Public Utilities Commission issued a decision reducing the fine to $20.2 million. We are considering all options, including an appeal of that decision. Since February 2002, we have resolved allegations and complaints of slamming and cramming with the Attorney Generals for the states of Colorado, Florida, Idaho and Oregon. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states a fine or penalty of between $200 thousand and $3.3 million. Currently, we are defending ourselves against other slamming and/or cramming complaints; specifically, consumer protection lawsuits filed by the Arizona Attorney General and Utah Attorney General and a putative slamming class action filed in the United States District Court for the Northern District of Alabama. We intend to defend these actions vigorously. Qwest may become subject to other investigations or complaints in the future, and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

     Through September 2002, several purported class actions have been filed in various courts against us on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas; class certification was subsequently denied in Louisiana. The complaints challenge our right to install our fiber optic network in railroad rights-of-way and in California, Colorado, Illinois, South Carolina and Texas, also challenge our right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenges our right to install fiber optic cable in any right-of-way, including public highways. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit us to install our fiber optic cable network on the plaintiff’s property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which our network passes. The Alabama, California, Colorado, Georgia, Kansas, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which our network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio, and Wisconsin. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, Qwest filed a proposed settlement of all these matters in the United States District Court for the Northern District of Illinois. The proposed settlement must be approved by the Court and is opposed by some, but not all, of the plaintiffs’ counsel. At this time, we cannot determine whether such settlement will be ultimately approved or the cost of the settlement if it is approved.

     Regulatory Matters. On October 21, 2002, the Minnesota Public Utilities Commission adopted in full a proposal by an administrative law judge that we committed 25 individual violations of federal law by failing to file, as required under Section 252 of the Telecommunications Act of 1996, 25 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also finds that we agreed to provide and did provide to McLeod USA and Eschelon Telecom, Inc, discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order finds we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone. The order includes an analysis that would support the imposition of substantial fines and penalties, but declines to issue a specific recommendation on their amount. Qwest filed exceptions to the recommended order on the grounds that it is contrary to law and not supported by the record, but the Minnesota Commission rejected those exceptions at its October 21, 2002 hearing. At that hearing, the Minnesota Commission adopted the findings and conclusions of the recommended order and directed the parties to submit further briefing on the amount of penalties and non-monetary remedies to be assessed. The Chair of the Minnesota Commission identified structural separation or revocation of Qwest’s retail certificate in Minnesota as among the non-monetary remedies to be considered. The Minnesota Department of Commerce, which filed the complaint against us, has asserted that it believes the record would support a fine of between approximately $200 million and $400 million, but has refrained from making a final recommendation until the Minnesota Commission completes its consideration of any non-monetary penalties. The Minnesota Commission set a hearing for November 19, 2002, to consider penalties and remedies.

     On May 29, 2002, the Iowa Utilities Board issued an order interpreting the filing standard under Section 252 and found that three agreements between us and CLECs should have been filed under that interpretation. The Iowa Utilities Board has not imposed any penalties to date, but has required us to file other agreements meeting the Board’s announced standard, which we have done. Arizona and New Mexico have initiated formal proceedings, and New Mexico has issued an order providing its interpretation of the filing standard, identified certain contracts as coming within that standard, and opened a separate docket to consider further proceedings, including the possible assessment of penalties. Colorado has initiated a formal proceeding to review past CLEC agreements and consider the assessment of penalties or other remedies. Other states are reviewing agreements and are considering, or may in the future take, further action, including the imposition of fines, penalties and awards of damages to CLECs.

     On October 4, 2002, the FCC issued an order granting in part and denying in part our petition for clarification of the standard used for determining which agreements between ILECs (including us) and telecommunications carriers are required to be filed under Section 252. The standard adopted by the FCC in its order is in several respects broader than that which we had proposed in our petition and had been utilizing until earlier this year.

     We have other pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

     Other Matters. We have built our network outside North America primarily by entering into long-term agreements to acquire optical capacity assets and network facilities. We have also acquired some optical capacity assets, services and network facilities within North America under similar contracts. Several of the companies (for example, Global Crossing, Ltd., Enron Broadband Services, Inc., 360networks (USA), Inc., WorldCom and KPNQwest) from which we have acquired assets, facilities and services are in financial difficulty or have filed for bankruptcy protection. Bankruptcy courts have wide discretion and could deny us the continued benefits of use of the assets or services under these agreements without relieving us of our obligation to make payments or requiring the refund of amounts previously paid. Were this to happen, we would need to make an assessment of a potential settlement liability. We believe that we are taking appropriate actions to protect our investments and maintain on-going use of the acquired assets, facilities and services. At this time, it is too early to determine what affect the bankruptcies will have with respect to the acquired assets, facilities and services or our ability to use these acquired assets or services.

     In addition to the disclosures under the heading “Other Legal Proceedings,” “Regulatory Matters” and “Other Matters,” we have also been named as a defendant in various other litigation matters. We intend to vigorously defend these outstanding claims. However, the ultimate resolution of these claims is uncertain. Thus, we can give no assurance as to the impacts on our financial results or financial condition as a result of the resolution of these matters, and the ultimate resolution of these matters could have a material adverse impact on our financial results. We have provided for certain of the above matters in our condensed consolidated financial statements as of September 30, 2002.

RECENT REGULATORY DEVELOPMENTS

     In June and July, Qwest filed two applications with the FCC to re-enter the long-distance markets in Colorado, Idaho, Iowa, Montana, Nebraska, North Dakota, Utah, Washington and Wyoming. Each of the public utilities commissions for these states recommended during the comment period that the FCC approve the application for its state. In addition, the DOJ conditionally recommended that the FCC approve the applications. On September 10, 2002, Qwest withdrew those applications because of concerns relating to historical accounting issues. On September 30, 2002, Qwest refiled an application with the FCC for all nine states. The new application addresses the accounting concerns by creating a new long-distance subsidiary — Qwest Long-Distance Corporation (“QLDC”) — that does not have the historical financial accounting issues that caused the withdrawal of the prior application. Additionally, the application incorporates the full record of Qwest’s previous long-distance applications that the FCC staff examined in detail over the course of the summer. On October 22, 2002, the DOJ conditionally recommended that the FCC approve Qwest’s refiled application to re-enter the long-distance business in the nine states. The FCC must act on Qwest’s application within 90 days of its filing. Eight of the nine states covered by these applications have reaffirmed their favorable recommendations. The remaining state, Montana, has reaffirmed our compliance with the Section 271 checklist requirements and market opening conditions of the 1996 Telecommunications Act, but opposes our application on other grounds. Third party competitors have asked the FCC to deny our applications, and there can be no assurance that the FCC will grant them. Other Regional Bell Operating Companies have had similar applications denied, or have withdrawn and refiled applications after supplementing the record to address concerns raised by the FCC or third parties.

     Utility commissions in Oregon and New Mexico also have completed proceedings and indicated their support for Qwest being authorized to provide long distance services in their states and proceedings are pending in the remaining three states in our local services area (Arizona, Minnesota, and South Dakota) to evaluate our readiness to file FCC applications for authority to provide interLATA long-distance service in their jurisdictions. We currently plan to file applications with the FCC for Oregon, New Mexico and South Dakota in the fourth quarter of 2002 or the first quarter of 2003 and expect to receive approval of the applications within 90 days of each filing. However, there can be no assurance that we will be in a position to make these applications to the FCC on our current schedule, or will obtain timely FCC approval of these applications.

     Although we do not believe that the restatement discussed earlier in this Current Report on Form 8-K in the “Restatement of Results” section will impact our regulatory initiatives to enter the interLATA long-distance business in our local service area, we can give no such assurance.

FORWARD-LOOKING STATEMENTS WARNING

     This Current Report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effect to our business or financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC’s current investigation into our accounting policies, practices and procedures; any adverse outcome of the U.S. Attorney’s Office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area;

potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete, including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditures of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

     The information contained in this Current Report on Form 8-K is a statement of our present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions. We may change our intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise. The cautionary statements contained or referred to in this Current Report on Form 8-K should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on our behalf may issue. This Current Report on Form 8-K may include analysts’ estimates and other information prepared by third parties for which we assume no responsibility.

     We undertake no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     By including any information in this Current Report on Form 8-K, we do not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit 99.1	Qwest Communications International Inc. Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2002 and 2001.
Exhibit 99.2	Qwest Communications International Inc. Condensed Consolidated Balance Sheet as of September 30, 2002 and December 31, 2001.
Exhibit 99.3	Qwest Communications International Inc. Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2002 and 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC

DATE: November 14, 2002	By: /s/ OREN G. SHAFFER

Oren G. Shaffer Vice Chairman Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

Exhibit 99.1	Qwest Communications International Inc. Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2002 and 2001.
Exhibit 99.2	Qwest Communications International Inc. Condensed Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001.
Exhibit 99.3	Qwest Communications International Inc. Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001.